Exhibit 99.1

U.S. Energy Corp. Announces Second Quarter Financial and Operating Results

HOUSTON, TX – August 11, 2022 — U.S. Energy Corp. (NASDAQCM: USEG) (“We”, “U.S. Energy” or the “Company”) today announced financial and operating results for the second quarter ended June 30, 2022.

Quarterly Highlights and Recent Developments

●	Oil and gas revenues of $13.5 million, an increase of 714% from the comparable period of 2021.

●	Production of 162,230 barrels of oil equivalent (“BOE”), or daily production of 1,783 BOE per day (“BOEPD”), an increase of 406% from the comparable period of 2021.

●	Mid-year 2022 Proved Developed Producing (“PDP”) reserves of 8.0 Mmboe (66% oil).[1]

●	Mid-year 2022 PDP present value of estimated future net revenues before income taxes, discounted at 10% (“PV-10”) of $167.1 million using current SEC pricing.[1]

●	Adjusted EBITDA[2] of $5.1 million. Adjusted EBITDA is a non-GAAP financial measure and is reconciled to GAAP below

●	Announced a highly accretive acquisition of operated, gas-weighted assets in Henderson and Anderson counties, Texas. The transaction closed on July 27, 2022.

Management Comments

U.S. Energy’s Chief Executive Officer, Ryan Smith said “We continued to execute on our strategy to acquire and develop high-quality producing assets, as evidenced by the Company’s stellar second quarter. With the completion of the integration of our transformational January 2022 acquisitions, we remain committed to delivering strong results which reflect the success of our consolidation strategy. We are just beginning to realize the production uplift from our recently announced East Texas acquisition, which closed after the second quarter end, and anticipate using the high-margin cash flow generation from the asset to maintain our clean capital structure and consistent shareholder returns framework. As we continue into the second half of 2022, U.S. Energy remains focused on disciplined capital allocation and accretive growth opportunities that continue to provide significant value to shareholders.”

Second Quarter 2022 Production Update

For the three months ended June 30, 2022, we produced 162,230 BOE, or an average of 1,783 BOEPD, as compared to 32,073 BOE or 352 BOEPD during the comparable period in 2021. U.S. Energy’s production growth has primarily been driven by the integration of operated assets acquired in January 2022 and the Company’s efforts in optimizing legacy production operations.

	2nd Quarter 2022	2nd Quarter 2021
Sales Volume (Total)
Oil (Bbls)	107,845	24,077
Gas and liquids (Mcfe)	326,308	47,979
Sales volumes (Boe)	162,230	32,073

Average Daily Production (Boe/d)	1,783	352

Average Sales Prices
Oil (Bbl)	$105.09	$62.59
Gas and liquids (Mcfe)	$6.58	$3.10
Barrel of Oil Equivalent	$83.09	$51.62

Estimated Proved Reserves at July 1, 2022 at SEC Pricing

As shown in the table below, the Company’s estimated total proved reserves at July 1, 2022, which were prepared in accordance with Securities and Exchange Commission (“SEC”) guidelines by an independent petroleum engineering firm, were approximately 8,103 Mboe with a present value of estimated future net revenues before income taxes, discounted at 10% (“PV-10”) of $174.1 million at July 1, 2022 using current SEC pricing of $85.78 per barrel of oil and $5.13 per thousand cubic feet of natural gas. Please note that the Company’s recent East Texas acquisition is included in the mid-year reserve report shown below.

As of 7/1/2022 SEC Pricing (1)
Proved Developed Oil Reserves (“PDP”) (MBbls)	5,230
Proved Developed Non-Producing Oil Reserves (“PDNP”) (MBbls)	142
Total Proved Oil Reserves (MBbls)	5,372

Proved Developed Gas Reserves (MMcf)	16,393
Proved Developed Non-Producing Gas Reserves (MMcf)	(7)
Total Proved Gas Reserves (MMcf)	16,387

Total Proved Reserves (MBoe)	8,103

PDP Reserves PV-10 (000’s)	$167,121
PDNP Reserves PV-10 (000’s)	$6,949
Total PDP and PDNP Reserves PV-10 (000’s)	$174,069

12q2022 SEC pricing of $85.78 oil and $5.13 natural gas

Second Quarter Ended June 30, 2022 Financial Results

Revenues from sales of oil and natural gas during the second quarter of 2022 were $13.5 million compared to $1.7 million during the comparable period of 2021. The change in revenue was primarily attributable to an increase in oil production volumes from the properties acquired in January 2022 and an improvement in realized commodity prices. Revenue from oil production represented 84% of our revenue during the quarter.

During the second quarter of 2022, we realized an average oil sales price of $105.09 per Bbl and an average gas and liquids sales price of $6.58 per Mcfe for an overall average sales price of $83.09 per BOE compared to an average oil sales price of $62.59 per Bbl and an average gas and liquids sales price of $3.10 per Mcfe for an average sales price of $51.62 BOE during the comparable period of 2021.

Lease operating expenses during the second quarter of 2022 were $4.6 million compared to $0.5 million during the comparable period of 2021. The increase in lease operating expenses was due to increased activity as the result of the properties acquired in January 2022 combined with overall service cost and materials inflation.

General and administrative (“G&A”) cash expenses totaled $2.0 million during the second quarter of 2022, primarily related to increased employee headcount following the Company’s January 2022 transaction. Non-cash stock-based compensation totaled $0.6 million for the quarter.

Net income was $0.1 million and Adjusted EBITDA was $5.1 million for the second quarter of 2022. Adjusted EBITDA is a non-GAAP financial measure and is reconciled to GAAP below.

Second Quarter Ended June 30, 2022 M&A and Subsequent Activity

On May 3, 2022, the Company acquired operated oil and gas producing properties in Liberty County, Texas, adjacent to its existing assets in the area, for $1.0 million in an all-cash transaction. The effective date of the transaction is April 1, 2022. The producing, oil-weighted assets include the Panther City Pipeline and associated gas gathering infrastructure.

On June 30, 2022, the Company announced that it entered into an agreement to acquire approximately 16,600 net acres and certain wells and gathering systems located in Henderson and Anderson Counties, Texas. The transaction closed on July 27, 2022, with an effective date of June 1, 2022. The all-cash purchase price was $11.875 million, less purchase price adjustments. The operated, gas-weighted assets are adjacent to existing assets of the Company.

Shareholder Returns

Consistent with U.S. Energy’s stated strategy of meaningful capital returns to shareholders, on July 18, 2022, the Company’s board of directors declared a $0.0225 per share dividend for shareholders of record as of August 8, 2022. The dividend will be paid by U.S. Energy on August 22, 2022. Subject to board approval, U.S. Energy intends to pay a quarterly dividend on a continuing basis.

About U.S. Energy Corp.

We are a growth company focused on consolidating high-quality producing assets in the United States with the potential to optimize production and generate free cash flow through low-risk development while maintaining an attractive shareholder returns program. We are committed to ESG stewardship and being a leader in reducing our carbon footprint in the areas in which we operate. More information about U.S. Energy Corp. can be found at www.usnrg.com.

Forward-Looking Statements

Certain of the matters discussed in this communication which are not statements of historical fact constitute forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Words such as “strategy,” “expects,” “continues,” “plans,” “anticipates,” “believes,” “would,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning are intended to identify forward-looking statements but are not the exclusive means of identifying these statements.

Important factors that may cause actual results and outcomes to differ materially from those contained in such forward-looking statements include, without limitation, risks associated with increased inflation, interest rates and possible recessions; the Company’s ability to comply with the terms of its senior credit facilities and repay amounts borrowed thereunder; the ability of the Company to retain and hire key personnel; the business, economic and political conditions in the markets in which the Company operates; fluctuations in oil and natural gas prices, uncertainties inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and timing of development activities; competition; operating risks; drilling, completions, workovers and other activities and the anticipated costs and results of such activities; the Company’s anticipated operational results for 2022 including, but not limited to, estimated or anticipated production levels, capital expenditures and drilling plans; acquisition risks; liquidity and capital requirements; the effects of governmental regulation; anticipated future production and revenue; drilling plans including the timing of drilling, commissioning, and startup and the impact of delays thereon; adverse changes in the market for the Company’s oil and natural gas production; dependence upon third-party vendors; risks associated with COVID-19, the global efforts to stop the spread of COVID-19, potential downturns in the U.S. and global economies due to COVID-19 and the efforts to stop the spread of the virus, and COVID-19 in general; economic uncertainty relating to increased inflation and global conflicts; the lack of capital available on acceptable terms to finance the Company’s continued growth; and other risk factors included from time to time in documents U.S. Energy files with the Securities and Exchange Commission, including, but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other important factors that may cause actual results and outcomes to differ materially from those contained in the forward-looking statements included in this communication are described in the Company’s publicly filed reports, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and the Company’s Quarterly Report on Form 10-Q for the six months ended June 30, 2022. These reports and filings are available at www.sec.gov. Without limitation of the foregoing, future dividend payments, if any, and the level thereof, are uncertain, as the Company’s dividend policy and the funds available for the payment of dividends from time to time is dependent upon, among other things, free cash flow financial requirements for the Company’s operations and the execution of its growth strategy, fluctuations in working capital and the timing and amount of capital expenditures, debt service requirements and other factors beyond the Company’s control. Further, the ability of the Company to pay dividends will be subject to applicable laws (including the satisfaction of the solvency test contained in applicable corporate legislation) and contractual restrictions contained in the instruments governing its indebtedness.

The Company cautions that the foregoing list of important factors is not complete. All subsequent written and oral forward-looking statements attributable to the Company are expressly qualified in their entirety by the cautionary statements referenced above. Other unknown or unpredictable factors also could have material adverse effects on U.S. Energy’s future results. The forward-looking statements included in this press release are made only as of the date hereof. U.S. Energy cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, U.S. Energy undertakes no obligation to update these statements after the date of this release, except as required by law, and takes no obligation to update or correct information prepared by third parties that are not paid for by U.S. Energy. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Reserve Information

Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reservoir engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions could impact the Company’s strategy and change the schedule of any further production and development drilling. While we believe these estimates and the assumptions on which they are based are reasonable as of the date on which they are made, they are inherently uncertain and are subject to, among other things, significant business, economic, operational, and regulatory risks, and uncertainties, some of which are not known as of the date of the statement. These estimates do not take into account any derivatives contracts we have entered into to hedge future commodity prices. Guidance and estimates, and the assumptions on which they are based, are subject to material revision. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered and/or as disclosed herein. The reserve information in this press release, including standardized measure and PV-10 are preliminary estimates that have not yet been audited or reviewed and are subject to material revision. These are estimates that should not be regarded as a representation. Investors should not place undue reliance on these estimates. The reserves and PV-10 estimates discussed herein are based on an internal reserves report prepared on July 28, 2022, with estimated valuation information based on SEC pricing as of July 1, 2022 of $85.78 per barrel of oil and $5.13 per thousand cubic feet of natural gas .

Financial Statement Presentation and Reconciliation

U.S. ENERGY CORP. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	June 30, 2022	December 31, 2021

ASSETS
Current assets:
Cash and equivalents	$2,467	$4,422
Oil and natural gas sales receivable	6,131	933
Marketable equity securities	150	191
Prepaid and other current assets	897	179
Real estate assets held for sale, net of selling costs	250	250

Total current assets	9,895	5,975

Oil and natural gas properties under full cost method:
Unevaluated properties	1,584	1,588
Evaluated properties	187,116	95,088
Less accumulated depreciation, depletion, amortization and impairment	(92,145)	(88,195)

Net oil and natural gas properties	96,555	8,481

Pending acquisition	592	2,767
Property and equipment, net	589	188
Right-of-use asset	997	120
Other assets	348	132

Total assets	$108,976	$17,663

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$6,921	$1,447
Accrued compensation and benefits	487	1,162
Commodity derivative liability-current	6,325	-
Asset retirement obligations-current	1,845	-
Premium finance note	377	-
Warrant liability	-	19
Current lease obligation	157	114

Total current liabilities	16,112	2,742

Credit facility	4,000	-
Commodity derivative liability-noncurrent	1,308	-
Asset retirement obligations- noncurrent	10,366	1,461
Lease obligation- non-current	880	19
Other long-term liabilities	6	6

Total liabilities	32,672	4,228

Commitments and contingencies (Note 8)

Shareholders’ equity:
Common stock, $0.01 par value; unlimited shares authorized; 24,923,812 and 4,676,301 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	249	47
Additional paid-in capital	215,783	149,276
Accumulated deficit	(139,728)	(135,888)

Total shareholders’ equity	76,304	13,435

Total liabilities and shareholders’ equity	$108,976	$17,663

U.S. ENERGY CORP. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022 AND 2021

(In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021

Revenue:
Oil	$11,334	$1,507	$19,167	$2,639
Natural gas and liquids	2,146	149	3,185	228
Total revenue	13,480	1,656	22,352	2,867

Operating expenses:
Lease operating expenses	4,646	477	7,382	1,045
Production taxes	913	131	1,485	210
Depreciation, depletion, accretion and amortization	2,571	146	4,457	264
General and administrative expenses	2,642	812	5,588	1,547
Total operating expenses	10,772	1,566	18,912	3,066

Operating income (loss)	2,708	90	3,440	(199)

Other non-operating income (expense):
Commodity derivative loss	(2,132)	(317)	(8,969)	(210)
Marketable equity securities gain (loss)	(121)	23	(40)	73
Other income (expense), net	(5)	3	(6)	25
Interest, net	(60)	(6)	(108)	(58)
Total other non-operating expense	(2,318)	(297)	(9,123)	(170)

Net loss before income taxes	$390	$(207)	$(5,683)	$(369)
Income tax (expense) benefit	(268)	-	2,421	-)
Net income (loss)	$122	$(207)	$(3,262)	$(369)
Basic weighted shares outstanding	24,923,812	4,676,301	24,323,859	4,304,612
Diluted weighted shares outstanding	25,265,180	4,676,301	24,323,859	4,304,612
Basic earnings (loss) per share	$0.00	$(0.04)	$(0.13)	$(0.09)
Diluted earnings (loss) per share	$0.00	$(0.04)	$(0.13)	$(0.09)

U.S. ENERGY CORP. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021

(in thousands)

	2022	2021

Cash flows from operating activities:
Net loss	$(3,262)	$(369)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion, accretion, and amortization	4,457	264
Deferred income taxes	(2,460)	-
Unrealized loss (gain) on commodity derivatives	4,482	170
Loss (gain) on marketable equity securities	40	(73)
Amortization of debt issuance costs	20	-
Loss on warrant revaluation	-	24
Loss on related party debt conversion and settlement of legal costs	-	76
Stock-based compensation	2,109	195
Right of use asset amortization	75	42
Changes in operating assets and liabilities:
Oil and natural gas sales receivable	(5,198)	(208)
Other assets	(192)	(39)
Accounts payable and accrued liabilities	4,315	(509)
Accrued compensation and benefits	(675)	(125)
Payments on operating lease liability	(49)	(39)
Net cash provided by (used in) operating activities	3,662	(591)

Cash flows from investing activities:
Acquisition of proved properties	(4,383)	-
Oil and natural gas capital expenditures	(1,131)	(904)
Expenditures for pending acquisition	(592)	-
Property and equipment expenditures	(295)	(23)
Proceeds from sale of oil and gas properties	1,231	30
Payment received on note receivable	-	20
Net cash used in investing activities	(5,170)	(877)

Cash flows from financing activities:
Proceeds from sale of common stock, net of issuance costs	-	5,283
Borrowings on credit facility	4,500	-
Repayment of debt	(3,847)	-
Payment of fees for credit facility	(174)	-
Repayments of insurance premium finance note payable	(236)	(48)
Exercise of warrant	195	-
Shares withheld to settle tax withholding obligations for restricted stock awards	(307)	(39)
Dividend paid	(578)	-
Net cash (used in) provided by financing activities	(447)	5,196

Net (decrease) increase in cash and equivalents	(1,955)	3,728
Cash and equivalents, beginning of period	4,422	2,854
Cash and equivalents, end of period	$2,467	$6,582

2Adjusted EBITDA Reconciliation

In addition to our results calculated under generally accepted accounting principles in the United States (“GAAP”), in this earnings release we also present Adjusted EBITDA. Adjusted EBITDA is a “non-GAAP financial measure” presented as supplemental measures of the Company’s performance. It is not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company defines Adjusted EBITDA as net income (loss), plus net interest expense, net unrealized loss (gain) on change in fair value of derivatives, income tax (benefit) expense, deferred income taxes, depreciation, depletion, accretion and amortization, one-time costs associated with completed transactions and the associated assumed derivative contracts, non-cash share-based compensation, transaction related expenses, transaction related acquired realized derivative loss (gain), and loss (gain) on marketable securities. Company management believes this presentation is relevant and useful because it helps investors understand U.S. Energy’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA is presented because we believe it provides additional useful information to investors due to the various noncash items during the period. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are: Adjusted EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments; Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital needs; Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments; although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and other companies in this industry may calculate Adjusted EBITDA differently than the Company does, limiting its usefulness as a comparative measure.

The Company’s presentation of this measure should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items. We compensate for these limitations by providing a reconciliation of this non-GAAP measure to the most comparable GAAP measure, below. We encourage investors and others to review our business, results of operations, and financial information in their entirety, not to rely on any single financial measure, and to view this non-GAAP measure in conjunction with the most directly comparable GAAP financial measure.

Three months ended June 30, 2022
(in thousands)

Net Income (loss)	$122
Depreciation, depletion, accretion and amortization	2,571
Unrealized loss (gain) on commodity derivatives	(699)
Interest expense, net	60
Deferred income taxes	268
Non-cash stock based compensation	609
Transaction related expenses	306
Transaction related acquired realized derivative loss	1,715
Loss (gain) on marketable securities	121
Adjusted EBITDA	$5,073

Corporate Contact:

U.S. Energy Corp.

Ryan Smith

Chief Executive Officer

(303) 993-3200

www.usnrg.com